Exhibit 99.1


News Release

Atlas Air
2000 Westchester Avenue
Purchase, NY  10577-2543


Contact:     Vicki L. Foster
             (914) 701-8400


STEPHEN A. GREENE ELECTED TO ATLAS AIR BOARD OF DIRECTORS

Purchase, NY - February 13, 2001 - Atlas Air, Inc. (NYSE: CGO) announced today that Stephen A. Greene has been elected to the Company's Board of Directors. Mr. Greene is a senior partner with Cahill Gordon & Reindel, the nationally recognized law firm based in New York which has represented Atlas Air since it was founded in 1992. Mr. Greene's practice currently focuses on advising large, publicly traded corporations and investment banks in complex securities transactions and negotiations.

"We are very proud and excited to have someone of Steve's stature on our Board of Directors," commented Richard H. Shuyler, Atlas Air's Chief Executive Officer. "His expertise in representing publicly traded companies makes him a tremendous asset to Atlas Air."

Mr. Greene, 60, is also a member of the Board of Directors of The Transportation Group (Capital) Limited. In addition, he serves on the Board of Trustees for several charitable foundations in the greater New York area.

He is a graduate of Harvard College and Harvard Law School where he was a member of the Harvard Law Review. He and his wife, Marilyn, live in New Vernon, NJ.

Atlas Air, Inc. is a United States certificated air carrier that operates a fleet of B747 freighters under ACMI contracts. These contracts include the provision by Atlas Air, Inc. of the Aircraft, Crew, Maintenance and Insurance for many of the world's leading international carriers. Atlas Air operates flights to 101 cities in 46 countries.